Exhibit 99.1

News

United Health Products Receives Notice of Allowance for Patent Application for HemoStypeTM Gauze Product – Anticipates First Orders from Dental and Medical Markets

Westbury, NY - September 16, 2013 - United Health Products, Inc. (OTCQB: UEEC) announced that it has received formal notification of allowance of its patent application from the U.S. Patent Office for its hemostatic gauze product, HemoStyp™, and that the patent will issue shortly. The Company is also pursuing additional applications and filings for its HemoStyp product line.

HemoStyp is an all-natural product comprised of regenerated oxidized cellulose gauze which is specifically formulated to aid in the process of hemostasis (clotting) when positioned on a cut or wound. Unlike the other products in the wound care market, HemoStyp contains no potentially harmful chemicals or animal byproducts and is hypoallergenic. Once it has completed its task, it is easily removed by dissolving it in water or saline solution. This method of removal neither disturbs the clotted surface nor encourages re-bleeding.

Dr. Phillip Forman, CEO of United Health Products, stated that, "Now that the Company has obtained full patent rights for HemoStyp, we look forward to entering the next phase of sales and marketing with our patented product."

The Company expects its first orders from the dental and medical markets as it is now pursuing multiple markets for HemoStyp including the medical, sports, dental, military, and veterinary sectors, each of which represents a multimillion dollar market.

About United Health Products, Inc.
United Health Products, Inc. (UEEC) develops, manufactures, and markets a patented hemostatic gauze, for the healthcare and wound care sectors. The product, HemoStypTM, is derived from regenerated oxidized cellulose, which is all natural, and designed to absorb exudate/drainage from superficial wounds and helps control bleeding. UEEC is focused on identifying new markets and applications for its product as well as ramping up sales in its current markets. For more on United Health Products, Inc. visit: www.unitedhealthproductsinc.com

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

Company Contact:	IR Contact:
Dr. Philip Forman, CEO	Terri MacInnis, Dir of IR
United Health Products, Inc.	Bibicoff + MacInnis, Inc.
646-808-3104	terri@bibimac.com 818-379-8500